Exhibit 13(a)(4) to Form N-CSR

Change in Independent Public Accountant

Effective March 13, 2023, BBD, LLP (“BBD”) ceased being the independent registered public accounting firm for the Hartford Schroders Sustainable Core Bond Fund (“Sustainable Core Bond Fund”), a series of The Hartford Mutual Funds II, Inc. (the “Company”). BBD’s report on the Sustainable Core Bond Fund’s financial statements for the two most recent fiscal years ended October 31, 2021 and October 31, 2022, contained no adverse opinion or disclaimer of opinion nor was BBD’s report qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended October 31, 2022, October 31, 2021 and the subsequent interim period through March 13, 2023 (the “Covered Period”), (i) there were no disagreements with BBD on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Sustainable Core Bond Fund’s financial statements for the Covered Period, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On November 9, 2022, the Audit Committee of the Company’s Board of Directors participated in and approved the decision to engage PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Sustainable Core Bond Fund for the fiscal year ending October 31, 2023. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Company or the Board of Directors with the performance of the Sustainable Core Bond Fund’s prior independent registered public accounting firm, BBD. During the Covered Period, neither the Sustainable Core Bond Fund, nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Sustainable Core Bond Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

The Company requested BBD to furnish it with a letter addressed to the Securities and Exchange Commission stating whether BBD agrees with the statements contained above. A copy of that letter is attached hereto.

July 7, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: The Hartford Mutual Funds II, Inc.

File no. 811-00558

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of Hartford Schroders Sustainable Core Bond Fund, a series of The Hartford Mutual Funds II, Inc., to be filed on or about July 7, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP